                                                                    EXHIBIT 4(g)


                  FARMERS NEW WORLD LIFE INSURANCE COMPANY(R)
                         INDIVIDUAL RETIREMENT ANNUITY
                  AMENDMENT RIDER AND STATEMENT OF ELIGIBILITY


In connection with my application to Farmers New World Life Insurance Company for an Individual Retirement Annuity Plan, I agree that:

A. I have received a copy of the Farmers New World Life Disclosure Statement for Individual Retirement Plans.
   -- or  --

   I received the Disclosure Statement at the same time my policy was delivered to me as required by Internal Revenue Regulations. I may revoke my policy at any time within 10 days of receiving it.

B. I understand that payments made to my Individual Retirement Plan established under the terms of IRC Section 408 shall be in cash or by check. Also, all payments except for rollover contributions described in IRC Sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) or Simplified Employee Pension (SEP) contributions described in IRC Section 408(k), shall not exceed the following limits in any taxable year:

   (1) The annual limit for an Individual Retirement Plan (IRA) is the lesser of $2,000 or 100 percent of the compensation included in my gross income for the taxable year.

   (2) The combined annual limit for IRAs for both myself and my non-working spouse is the lesser of $4,000 or 100 percent of the working spouse's Compensation for the taxable year. However, the individual annual limit, for either the working spouse's IRA or the non-working spouse's IRA, may never exceed $2,000. My spouse and I must have separate IRAs.

   (3) Payments made on my behalf by my employer to a Simplified Employee Pension are limited to 15 percent of my Compensation (not to exceed $160,000 as adjusted by the IRS for increases in the cost of living) or $30,000, whichever is less.

   No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

   For an IRA or a Simplified Employee Pension (SEP) IRA, compensation generally means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includable in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includable in the individual's gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2).

I agree to the following modifications of the policy to which this Amendment Rider and Statement of Eligibility is attached.

THE FOLLOWING PROVISIONS WILL APPLY, AND ANY CONFLICTING PROVISIONS IN THE POLICY ARE APPROPRIATELY AMENDED:

1. You, the Payee/Annuitant, are the Owner of the policy at all times. The policy is for the exclusive benefit of you and your beneficiary(ies).

2. The policy is nontransferable except to us on surrender or settlement. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose. Ownership of the policy may not be transferred except in event of a divorce pursuant to a court order.

3. The value of the policy fund will be distributed to you, according to Internal Revenue Service regulations, no later than the first day of April following the calendar year in which you attain age 701/2 (required beginning date).

   a) The distribution will be made over your life or the lives of you and your designated beneficiary; or over a period certain not extending beyond your life expectancy or the joint and last survivor life expectancy of you and your designated beneficiary.

   b) Payments must be made in a single sum or in periodic payments at intervals of no longer than one year. In addition payments may not increase except as provided in Q & A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

   c) All distributions under this section must be made according to IRC
      Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a)(9)(G) and the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

   d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless you elect otherwise before distributions are required to begin, life expectancies shall be recalculated annually. Your election is irrevocable and applies to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the beneficiary's attained age during the calendar year in which the beneficiary attains age 701/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was



1997 IRA Amendment Rider                                 31-0624 / 20129  9/97
      first calculated.

4. If you die before the entire policy fund is distributed, the following distribution provisions shall apply:

   a) If you die after distribution has begun, the remaining distribution will be made at least as rapidly as under the method of distribution used before your death.

   b) If you die before distribution begins, the entire fund balance will be paid not later than December 31st of the calendar year containing the fifth anniversary of your death unless your beneficiary elects to receive distributions according to (1) or (2) below:

      (1) If the balance is payable to a beneficiary designated by you, then the entire fund balance will be distributed to your beneficiary in substantially equal payments over the life or over a period certain not greater than the life expectancy of your beneficiary. The payments must start not later than December 31st of the calendar year immediately following the calendar year of your death.

      (2) If the designated beneficiary is your surviving spouse, the distributions must start not later than December 31st of the calendar year immediately following the calendar year of your death or December 31st of the calendar year in which you would have attained age 701/2. Your surviving spouse may rollover your entire policy fund to an Individual Retirement Annuity in his or her own name within 60 days of receiving the distribution.

   c) Distributions under this section are considered to have begun if payments have started by your required beginning date or if before your required beginning date, payments irrevocably start to your beneficiary over a period allowed and in an annuity form acceptable under Section 1.401(a)(9) of the Regulations.

   d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1 .72-9 of the Income Tax Regulations. For distributions beginning after your death, unless your surviving spouse elects otherwise before distributions are required to begin, life expectancies shall be recalculated annually. This election is irrevocable and applies to all subsequent years. For any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

   e) If the beneficiary is your surviving spouse, the spouse may treat this policy as his or her own Individual Retirement Annuity (IRA). This election will be deemed to have been made if the spouse makes a regular contribution to this annuity, makes a rollover to or from this annuity, or fails to elect any of the above provisions.

5.  Your entire interest in this policy is nonforfeitable.

6. Farmers New World Life shall submit any annual reports required by the Internal Revenue Code as well as Treasury Regulations issued regarding the status of this Individual Retirement Annuity.

7. In the event of any conflict between provisions in this annuity and Internal Revenue Regulations, the regulations will control.

8. We reserve the right to amend this annuity at any time to comply with requirements imposed upon Individual Retirement Annuities under Internal Revenue Regulations.

I understand the purpose of this rider is to bring my policy into compliance with Section 408(b) of the Internal Revenue Code of 1986, as amended. I agree to the provisions, conditions, and limitations of this rider.


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         Signature of Owner                          Social Security Number


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              Address                                        Date


Farmers New World Life Insurance Company has issued this rider as a part of the policy to which it is attached effective as of the date of issue of the policy.

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY


                     /s/ GLEN W. VINING          /s/ JEFFREY T. BLACKBURN

                       Glen W. Vining              Jeffrey T. Blackburn
                         President                      Secretary

1997 IRA Amendment Rider